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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
PRICE LEGACY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        December 10, 2004

Dear Stockholder:

        As you know, we are holding an annual meeting of stockholders of Price Legacy Corporation on Monday, December 20, 2004, at 10:00 a.m. local time at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California. At the meeting, holders of Price Legacy common stock and Series A preferred stock entitled to vote will be asked to approve and adopt the Agreement and Plan of Merger, dated as of August 24, 2004 and amended as of November 18, 2004, with PL Retail LLC, a joint venture between affiliates of Kimco Realty Corporation and clients advised by DRA Advisors LLC, and approve the merger pursuant to which PL Acquisition Corp., a wholly-owned subsidiary of PL Retail, will merge with and into Price Legacy with Price Legacy continuing as the surviving corporation, with all of its common stock owned by PL Retail. If the merger is completed, Price Legacy common stockholders will receive cash consideration for each outstanding share of Price Legacy common stock of (a) $18.85 plus (b) an amount equal to a quarterly common dividend of $0.28 per share prorated from October 1, 2004 through the closing of the merger. We currently expect the merger consideration to total approximately $19.10 per share based upon an estimated closing date of December 21, 2004. Price Legacy's existing Series A and Series 1 preferred stock will remain issued and outstanding as preferred stock of the surviving corporation. PL Retail has indicated that it may continue to redeem outstanding shares of Series A preferred stock subject to the availability of financing and may also redeem outstanding shares of Series 1 preferred stock subject to the availability of financing.

        On or about November 22, 2004, we mailed to you a detailed proxy statement that contains a description of the proposed merger and other important information for you to consider in connection with the proposed merger. The attached proxy statement supplement contains certain additional information supplementing the proxy statement. I urge you to read this proxy statement supplement carefully together with the proxy statement we have sent to you regarding the merger.

        The additional information contained in the proxy statement supplement is being provided in connection with Price Legacy's entry into a memorandum of understanding regarding the settlement of putative class action lawsuits filed in the Superior Court of California, County of San Diego and the Circuit Court for Baltimore City, Maryland against Price Legacy, members of its board of directors and The Price Group LLC, an entity affiliated with Sol Price, a founder and major stockholder of Price Legacy. The settlement of these lawsuits will not affect the amount of merger consideration to be paid in the merger or any other terms of the merger agreement. The lawsuits and memorandum of understanding are described more fully in the accompanying proxy statement supplement.

        After careful consideration, the board of directors (other than Murray Galinson and myself who abstained from voting due to our affiliation with The Price Group) unanimously approved and adopted the merger agreement and approved the merger and determined that the merger is advisable, fair to and in the best interests of Price Legacy and its stockholders. The board of directors (including Mr. Galinson and myself) unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.

        Your vote on the merger is very important. If you have not already done so, please vote today by completing, signing and returning your proxy in the return envelope enclosed with the proxy statement we mailed to you on or about November 22, 2004.

        Thank you for your continued support.

                      Very truly yours,

                      Jack McGrory
                      Chairman of the Board and Chief Executive Officer

THIS PROXY STATEMENT SUPPLEMENT IS DATED DECEMBER 10, 2004 AND IS
FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT DECEMBER 10, 2004.

PRICE LEGACY CORPORATION
17140 BERNARDO CENTER DRIVE, SUITE 300
SAN DIEGO, CALIFORNIA 92128

PROXY STATEMENT SUPPLEMENT

Introduction

        This proxy statement supplement, dated December 10, 2004, supplements the proxy statement, dated November 19, 2004, provided to you in connection with the proposed acquisition of all of the common stock of Price Legacy Corporation by PL Retail LLC pursuant to the Agreement and Plan of Merger, dated as of August 24, 2004 and amended as of November 18, 2004. This proxy statement supplement includes certain additional information which is being provided in connection with Price Legacy's entry into a memorandum of understanding regarding the settlement of putative class action lawsuits filed in the Superior Court of California, County of San Diego and the Circuit Court for Baltimore City, Maryland against Price Legacy, members of its board of directors and The Price Group LLC, an entity affiliated with Sol Price, a founder and major stockholder of Price Legacy. The actions and the memorandum of understanding are described more fully below. Except as described in this proxy statement supplement, the information provided in the proxy statement mailed to you on or about November 22, 2004 continues to apply.

        To the extent that information in this proxy statement supplement differs from, updates or conflicts with information contained in the proxy statement, the information in this proxy statement supplement controls.

Litigation Regarding the Merger

  Background

        As previously disclosed in the proxy statement under the heading "Proposal 1—Approval and Adoption of the Merger Agreement and Approval of the Merger—Litigation Related to the Merger," on August 25, 2004 and August 26, 2004, two putative class action complaints were filed in the Superior Court of California, County of San Diego, against Price Legacy and each current member and one past member of Price Legacy's board of directors. The lawsuits, Jeanne M. Calamore v. Price Legacy Corporation, Jack McGrory, James F. Cahill, Murray Galinson, Charles L. Goldberg, Robert N. Goodman, Keene Wolcott, Jacklyn Horton, and Giles H. Bateman (Case No. GIC834768) and Carl E. Atkinson, Jr. v. Price Legacy Corporation, Jack McGrory, James F. Cahill, Murray Galinson, Charles L. Goldberg, Robert N. Goodman, Keene Wolcott, Jacklyn Horton, and Giles H. Bateman (Case No. GIC834830), were consolidated by the Court. On November 29, 2004, the plaintiffs filed a consolidated amended complaint that alleges the defendants breached their fiduciary duty to Price Legacy's stockholders in connection with the merger. The complaint challenges the sufficiency of the merger consideration, the adequacy of disclosures and the independence of the directors, and seeks a preliminary and permanent injunction of the merger transaction and unspecified damages from the defendants. The discovery process has been ongoing.

        On November 29, 2004, the plaintiffs filed an ex parte application requesting that the Court schedule an expedited hearing on the plaintiffs' motion for a preliminary injunction before Price Legacy's annual meeting of stockholders on December 20, 2004. The Court heard this matter on November 30, 2004 and set a preliminary injunction hearing date of December 17, 2004. The plaintiffs began taking depositions on December 2, 2004.

        On September 23, 2004, a purported class action complaint was filed in the Circuit Court for Baltimore City, Maryland, against Price Legacy and members of its board of directors, as well as The Price Group. The lawsuit is captioned Robert Allen v. Price Legacy Corporation, Jack McGrory,

Murray Galinson, Keene Wolcott, Charles Goldberg, Robert N. Goodman, Giles H. Bateman, Jacklyn Horton, and The Price Group LLC (Case No. 24-C-04-007204 OT). On October 21, 2004, an amended class action complaint was filed which alleges that the defendants breached their fiduciary duty to Price Legacy's stockholders in connection with the merger. The amended complaint challenges the sufficiency of the merger consideration, the adequacy of disclosures and the independence of the directors, and seeks a preliminary and permanent injunction of the merger transaction, the imposition of a constructive trust, and unspecified damages from the defendants.

        On November 24, 2004, Plaintiff's Motion for Expedited Discovery and for Hearing Date for Plaintiff's Motion for Preliminary Injunction and Plaintiff's Motion For A Preliminary Injunction were filed in the Circuit Court for Baltimore City, Maryland in this lawsuit. The plaintiff's motions seek a hearing on plaintiff's request for a preliminary injunction and for expedited discovery before Price Legacy's annual meeting of stockholders on December 20, 2004. The Court held a hearing on these matters on November 30, 2004. At this hearing, the Court: (a) set a further hearing on December 7, 2004 to consider the plaintiff's motion for expedited discovery and to set a hearing date on the plaintiff's motion for preliminary injunction; (b) set a December 7, 2004 hearing date to consider a motion to stay the action by the defendants in light of the pending preliminary injunction proceedings in the California actions; and (c) reserved December 16, 2004 for a hearing on the plaintiff's motion for preliminary injunction in the event that the Court grants the plaintiff's motion to set such a hearing and denies the defendants' motion to stay this action. The December 7, 2004 hearings were postponed by the Court to an unspecified date and time due to the Court's unavailability.

  Settlement of Litigation

        On December 10, 2004, Price Legacy and the other defendants entered into a memorandum of understanding with the plaintiffs in the California and Maryland lawsuits regarding the settlement of the litigation in each case, which would include the dismissal with prejudice of all claims against all the defendants in these actions. In connection with the settlement, Price Legacy has agreed to make certain additional disclosures to its stockholders, which are contained in this proxy statement supplement. Subject to the completion of certain confirmatory discovery by counsel to the plaintiffs, the memorandum of understanding contemplates that the parties will enter into a settlement agreement. The settlement agreement will be subject to customary conditions including Court approval following notice to the Price Legacy stockholders and consummation of the merger. In the event that the parties enter into a settlement agreement, a hearing will be scheduled at which the Court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the Court, will resolve all of the claims that were or could have been brought in the actions being settled. In addition, in connection with the settlement, the parties contemplate that plaintiffs' counsel will petition the Court for an award of attorneys' fees and expenses in the amount of $935,000 to be paid by Price Legacy and which the defendants have agreed not to oppose. The settlement will not affect the amount of merger consideration to be paid in the merger or any other terms of the merger agreement.

        Price Legacy and the other defendants vigorously deny all liability with respect to the facts and claims alleged in these actions, and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or otherwise imperiling the merger and to provide additional information to Price Legacy stockholders at a time and in a manner that would not cause any delay of the merger, Price Legacy and the other defendants agreed to the settlement described above. Price Legacy and the other defendants further considered it desirable that these actions be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

SUPPLEMENTAL INFORMATION

        The following information is in addition to, and is intended to supplement, the information set forth in the proxy statement. This information should be read in conjunction with the proxy statement, which we urge you to read in its entirety.

Background of the Merger

I.    The second full paragraph of the proxy statement on page 15 in the section entitled "Background of the Merger" is supplemented with additional information reflected in the revised and restated version of that paragraph set forth below:

        "On June 16, 2004, Price Legacy management, Sol Price, UBS, DRA Advisors and the potential REIT buyer met in San Diego, California to discuss and finalize the terms of the proposed transaction. Sol Price was included in these discussions as a representative of The Price Group because The Price Group was the only party to express any interest in purchasing all of the non-core assets at a value that management believed was fair. These discussions continued telephonically on June 17 and June 18, 2004. Price Legacy and the potential REIT buyer were unable to agree on several significant terms and the negotiations were terminated. Furthermore, Price Legacy management determined that the spin-off and liquidating trust alternatives were not the most favorable structure for Price Legacy stockholders because, among other things, the stockholders would not be fully cashed out at the closing of such a transaction. In addition, Price Legacy management determined that any benefits from the spin-off alternative would be greatly outweighed by the disadvantages associated with maintaining these assets in a small, illiquid and highly leveraged publicly-traded company which would be burdened with the significant administrative and professional costs associated with operating a public company. Instead, management concluded that it would be preferable to sell the assets to a third party, either in connection with a sale of the entire company or in a separate transaction."

II.    The last full paragraph on page 16 of the proxy statement in the section entitled "Background of the Merger" is supplemented with additional information reflected in the revised and restated version of that paragraph set forth below:

        "Following the board's approval, Price Legacy management was directed to resolve any remaining open issues and finalize the merger agreement and put agreement. One of the remaining open issues related to the form of REIT opinion to be delivered by Latham & Watkins to PL Retail at the closing. Based on the results of the firm's due diligence investigation of Price Legacy, Latham & Watkins determined that its REIT opinion should be qualified as described under "Material United States Federal Income Tax Consequences—Tax Opinion of Latham & Watkins LLP." The form of REIT opinion and the uncertainty resulting from the determination by Latham & Watkins that its REIT opinion should be qualified resulted in numerous telephonic discussions between Price Legacy, PL Retail and their respective legal counsel during the ensuing weeks. This process also required the outside closing date to be extended by 30 days to January 31, 2005. The continued requests for extensions of the closing date from the original anticipated closing date of September 30, 2004 would cause PL Retail to incur additional costs associated with the transaction, including additional unrecoverable hedging or financing costs of approximately $8.78 million. In addition, the issues relating to the REIT opinion required PL Retail to incur additional legal and accounting fees of approximately $1 million. Due to these additional costs and the uncertainty surrounding the REIT opinion, PL Retail requested a price reduction, and Price Legacy management agreed to reduce the purchase price to $18.85 per share of common stock, subject to the approval of Price Legacy's board of directors. The 15 cent per share price reduction equates to an aggregate reduction in the purchase price of approximately $5.5 million."

Additional Information Regarding the Put Properties

        The proxy statement is supplemented to add the following disclosures concerning the put properties to be purchased by The Price Group pursuant to the put transaction. This information should be read in conjunction with the proxy statement, particularly the detailed description of the put transaction beginning on page 25 of the proxy statement in the section entitled "Description of the Put Transaction."

  Introduction

        The following properties and other assets were included in the put transaction because neither PL Retail nor any other potential buyer of Price Legacy expressed any interest in purchasing them at a value that Price Legacy management believed was fair. These properties and other assets became an impediment to the sale of Price Legacy. The put properties did not meet these potential buyers' investment criteria due to several factors, including the non-income producing nature of many of the properties, the unique asset type of many of the properties, their substandard operating history or other issues described below. The put properties have not been marketed for sale as a group by Price Legacy. However, Price Legacy management was able to determine their value based on efforts to market some of the properties (some of which have been sold or are under contract to be sold as described below), and on discussions with potential buyers and general market data. UBS' financial analysis suggested an equity valuation of $3.08 per share to $4.48 per share for the put properties. The Price Group's payment of $4.00 per share is consistent with this equity value range. The analyses that UBS undertook relating to the put properties were directed toward the put properties as a whole and are not intended as a valuation of any particular put property individually. The valuation implied for any particular put property should not be relied upon as an opinion by UBS with respect to the fair value of such put property.

  Newport on the Levee

        Newport on the Levee is a 344,000 square foot entertainment center located in Newport, Kentucky. This project has been open for three years and currently has 85,000 vacant square feet. The entertainment center, which is owned by Newport on the Levee, LLC pursuant to an air-rights agreement, was constructed on top of a parking garage that services the project. The parking garage, which is owned by the City of Newport, is managed by Newport on the Levee, LLC pursuant to a management agreement. Newport on the Levee, LLC is owned 69.375% by Excel Legacy Corporation, a wholly-owned subsidiary of Price Legacy, and 30.625% by an unrelated third party.

        The land, garage and certain improvements were constructed from proceeds of a $55.8 million bond issue. Net of principal payments, $52.4 million in bonds remain outstanding as of November 2004. Revenues from various sources generated from the project have been used to pay the required debt service on the bonds. Excel Legacy, as a guarantor on the bonds, is responsible for any shortfalls in the debt service payments derived from the revenue sources. Any purchaser of Newport on the Levee will be required to guarantee the full repayment of these bonds and also release Excel Legacy of its obligation as the guarantor of the bonds.

        As of June 30, 2004, the latest fiscal quarter-end on which the purchase price under the put agreement was based, Price Legacy's net book value of Newport on the Levee was $71.5 million, net of $28.5 million in existing debt. The value assigned to Newport on the Levee for purposes of the put transaction is consistent with the value range estimated by UBS in its analysis of the overall portfolio of put properties. Prior to the commencement of merger discussions, Newport on the Levee was not considered held for sale and therefore no impairment on this property was recorded by Price Legacy.

  Sacramento /Bradshaw

        Sacramento/Bradshaw is a 126,000 square foot two-story office building located approximately 10 miles east of downtown Sacramento, California that was constructed in 1997. AT&T Corp. occupies 100% of the building pursuant to a lease that expires in July 2006. To date, AT&T has been unwilling to commit to an extension. The business park where the property is located has suffered a high vacancy rate. For instance, Intel Corporation, which owns three adjacent buildings, has relocated out of the business park.

        As of June 30, 2004, Price Legacy's net book value of Sacramento/Bradshaw was $15.6 million. The value assigned to Sacramento/Bradshaw for purposes of the put transaction is consistent with the value range estimated by UBS in its analysis of the overall portfolio of put properties.

  Scottsdale City Center

        Scottsdale City Center is a 66,435 square foot three-story office building located in Scottsdale, Arizona that was constructed in 1982. The current vacancy rate is 24%. Although office occupancies at Scottsdale City Center are improving, 24,500 square feet or 37% in leased space will expire over the next 18 months.

        As of June 30, 2004, Price Legacy's net book value of Scottsdale City Center was $9.1 million. The value assigned to Scottsdale City Center for purposes of the put transaction is greater than the value range estimated by UBS in its analysis of the overall portfolio of put properties.

        Scottsdale City Center is currently under contingent contract to be sold to an unrelated third party at a purchase price that is approximately equal to the value assigned to Scottsdale City Center for purposes of the put transaction. This contract or the proceeds from the sale of Scottsdale City Center will be included in the assets to be purchased under the put agreement.

  Millenia I

        Millenia I is a shopping center property located in Orlando, Florida that is anchored by Home Depot and Home Depot Expo. One of the tenants at Millenia I has a six-month option to purchase the shopping center on this property for an 8.5% capitalization rate (which equates to a purchase price of approximately $37.1 million) commencing February 2007.

        As of June 30, 2004, Price Legacy's net book value of Millenia I was $31.1 million. The value assigned to Millenia I for purposes of the put transaction is consistent with the value range estimated by UBS in its analysis of the overall portfolio of put properties.

  Grand Hotel

        The Grand Hotel is a 121-room hotel located near the Grand Canyon in Arizona. As of June 30, 2004, Price Legacy's net book value of the Grand Hotel was $12.2 million. The Grand Hotel was sold by Price Legacy in October 2004 for $9.5 million to an unrelated third party. The purchase price for the Grand Hotel is approximately equal to the value assigned to the Grand Hotel for purposes of the put transaction and consistent with the value range estimated by UBS in its analysis of the overall portfolio of put properties. The proceeds from the sale of the Grand Hotel will be included in the assets to be purchased under the put agreement.

  Land Parcel in Anaheim, California

        Price Legacy owns 20 acres of undeveloped land in Anaheim, California. The entitlements for this land are governed by a development agreement with the City of Anaheim which expires in April 2005. This development agreement requires the development of a multi-level entertainment center, multiple hotels and a two million square foot parking facility. Price Legacy commenced marketing the property for sale in the fourth quarter of 2003. The City of Anaheim has been unwilling to extend the entitlements until a developer can be identified and continues to push for multiple hotels on the site. Both of these factors have hampered marketing efforts. Of the 20-acre parcel, 1.5 acres are subject to a 99-year ground lease for $285,000 per year. Including the lease payments, annual holding costs are approximately $750,000 per year.

        As of June 30, 2004, Price Legacy's net book value of the land parcel in Anaheim was $36.6 million. This is net of a $43 million non-cash impairment loss taken in December 2003. The revised carrying value of $36.6 million is equal to the estimated value derived for this property from an independent appraisal engaged by Price Legacy. The value assigned to the land parcel in Anaheim for purposes of the put transaction is consistent with the value range estimated by UBS in its analysis of the overall portfolio of put properties. In the third quarter of 2004, Price Legacy wrote the value of this property down to $30 million by recognizing an impairment loss of $6.6 million based on revised information regarding this property, including offers from unrelated third parties and the pending expiration of the entitlements granted by the City of Anaheim.

        This property is currently under contingent contract to be sold to an unrelated third party at a price that is approximately equal to the value assigned to the land parcel in Anaheim for purposes of the put transaction. This contract or the proceeds from the sale of the land parcel in Anaheim will be included in the assets to be purchased under the put agreement.

  Land Parcel in Farmington, Utah

        Price Legacy owned 40 acres of undeveloped land in Farmington, Utah. In August 2004, Price Legacy sold 19.5 of the 40 acres to a residential developer for $2.9 million. The remaining 20.5 acres are zoned for commercial or residential uses.

        As of June 30, 2004, Price Legacy's net book value of the remaining 20.5 acres of the land parcel in Farmington was $3 million. This is net of a $1.8 million non-cash impairment loss taken on the portion of the asset currently owned by Price Legacy in December 2003. The value assigned to the land parcel in Farmington for purposes of the put transaction is consistent with the value range estimated by UBS in its analysis of the overall portfolio of put properties.

        This property is currently under contingent contract to be sold to an unrelated third party at a price that is approximately equal to the value assigned to the land parcel in Farmington for purposes of the put transaction. This contract or the proceeds from the sale of the land parcel in Farmington will be included in the assets to be purchased under the put agreement.

  Newport Bonds

        Prior to signing the merger agreement, Price Legacy had purchased, or was under contract to purchase, a total of $47 million of the outstanding Newport bonds. This investment consists of bonds secured by the land and parking garage at Newport on the Levee as discussed above. In August 2004, Price Legacy purchased 100% of the 11% Taxable Bonds for $10.1 million, which represents a 8.65% premium over the par value. In August 2004, Price Legacy also purchased a portion of the 8.5% Tax Exempt Bonds for $10.1 million, which represents a 4.0% premium over the par value. In October 2004 and subsequent to signing the merger agreement with PL Retail, Price Legacy purchased another $29 million of the 8.375% to 8.5% Tax Exempt Bonds for $29.1 million, which represents a 4.0% premium over the par value. In total, Price Legacy now owns $47 million (par value) of the $52.4 million in outstanding Newport bonds.

        The purchase of the Newport bonds by Price Legacy was consistent with Price Legacy's objective of (a) reducing Price Legacy's cost of debt by leveraging ownership of the bonds, (b) mitigating future guarantee payments that may be required by Excel Legacy and (c) potentially simplifying the complicated ownership structure of Newport on the Levee by controlling all or substantially all of the bonds.

        The consideration to be paid for the Newport bonds under the put transaction is equal to Price Legacy's cost of the bonds.

  LSGW, LLC

        LSGW, LLC is a limited liability company that owns 50% of Cincinnati Gameworks, LLC, a tenant at Newport on the Levee. Price Legacy owns 69.375% of LSGW and the remaining 30.625% is owned by an unrelated third party. The managing member of Cincinnati Gameworks, Sega Gameworks, is currently in bankruptcy.

        The consideration to be paid for the investment under the put transaction is equal to Price Legacy's net cost of the investment.

  Los Arcos/Hockey Notes

        Los Arcos Development, LLC, which is affiliated with Steve Ellman (the Ellman Affiliates), owned 42 acres of land in Scottsdale, Arizona (the Los Arcos Land). Commencing in 1996, non-recourse loans were made by an affiliate of Price Legacy to Los Arcos Development to acquire the Los Arcos Land. As of January 13, 2004, Price Legacy entered into loan amendments with Los Arcos Development to confirm a second priority lien on the Los Arcos Land to collateralize the loans and to establish a new maturity date of December 31, 2004. A separate note receivable from Los Arcos Development in the aggregate principal amount of $13 million was acquired by another Price Legacy affiliate in February 2003. This note receivable was non-recourse and collateralized by a first priority lien on the Los Arcos Land. This loan was amended as of January 13, 2004 to establish a new maturity date of December 31, 2004.

        Pursuant to a contract entered into between Price Legacy and the Ellman Affiliates in April 2004, the first and second lien loans (collectively, the Los Arcos Notes) were further amended in July 2004 to accelerate the outside maturity date to August 31, 2004 and require certain payments on the notes in the total amount of $30.3 million by July 15, August 2, August 10 and August 16, 2004. If such payments were timely made, the Ellman Affiliates would have received releases from further liability under these loans and the related loans (the Hockey Notes described below), and the liens would have been released. The required July 15 and August 2 payments were received. In addition, Price Legacy granted Ellman Investments, Inc. certain rights to purchase the loans in lieu of making the required payments (with the purchase price in such event approximately equal to the amount of the required payments). In return, Los Arcos Development agreed to certain restrictions with respect to the development of the Los Arcos Land and also agreed to deliver documents satisfactory to Price Legacy releasing and indemnifying Price Legacy from liabilities with respect to its various transactions with the Ellman Affiliates. Furthermore, the amendment provided Price Legacy protection against claims from Los Arcos Development.

        As of June 30, 2004, Price Legacy's net book value of the Los Arcos Notes was $22 million, which was net of a $29.5 million impairment loss taken in December 2003. The revised carrying value of $22 million is consistent with third party opinions of value of the Los Arcos Land, the collateral securing the Los Arcos Notes.

        As of June 30, 2004, Price Legacy's net book value of the notes receivable from the Ellman Affiliates related to the Phoenix Coyotes (the Hockey Notes) was $8.3 million. The revised carrying value of $8.3 million was net of a $12.9 million impairment loss taken in December 2003 to reflect the fair value of the notes in connection with Price Legacy's plan to sell its non-core assets and an additional $1.2 million impairment loss taken in the second quarter of 2004 to reflect the Ellman Affiliates' exercise of their option to purchase the loans pursuant to the terms specified below. These notes receivable from the Ellman Affiliates were collateralized by a pledge of certain Ellman Affiliates' distributions from a holding company that owns the Phoenix Coyotes hockey team and other related assets. These loans were made at a time when the Ellman Affiliates intended to relocate the hockey team to an arena that was to be constructed on the Los Arcos Land.

        As a result of delays at the Los Arcos Land, the Ellman Affiliates elected to pursue an alternative site for the hockey arena in Glendale, Arizona. In December 2002, the Ellman Affiliates and the other investors involved in the ownership of the Phoenix Coyotes entered into a series of transactions in which the Phoenix Coyotes hockey team and related real estate development assets were consolidated for the purpose of assisting in obtaining additional financing.

        As of January 13, 2004, Price Legacy entered into loan amendments with the Ellman Affiliates to, among other things, incorporate the pledge of certain Ellman Affiliates' distributions from the holding company collateralizing the loans and set forth the new maturity date of the loans as December 31, 2004.

        On August 9, 2004, the Los Arcos Notes and the Hockey Notes (collectively, the Los Arcos/Hockey Notes) were repaid pursuant to the July 2004 amendment described above for $30.3 million, which concluded Price Legacy's existing business association with the Ellman Affiliates, their holdings, the Los Arcos Land and the Phoenix Coyotes. Concurrently with this repayment, the Ellman Affiliates sold the Los Arcos Land to Arizona State University Foundation for $41.5 million. The proceeds of $30.3 million from the repayment of the Los Arcos/Hockey Notes will be included in the assets to be purchased under the put transaction, net of the $29 million used to purchase Newport bonds as described above.

  Corporate Furniture, Fixtures & Equipment

        Under the put agreement, The Price Group is purchasing all of the computers, furniture, fixtures and equipment that resides in Price Legacy's corporate offices and three regional offices. The consideration to be paid for these assets under the put transaction is equal to Price Legacy's net book value of these assets.

Opinion of Our Financial Advisor as to the Merger Consideration

I.    The second full paragraph on page 23 of the proxy statement in the section entitled "Opinion of Our Financial Advisor as to the Merger Consideration" is supplemented with additional information reflected in the revised and restated version of that paragraph set forth below:

        "For each comparable transaction, UBS analyzed several metrics, including net operating income capitalization rate, enterprise value as a multiple of EBITDA and equity value as a multiple of FFO. These metrics were calculated at the time of announcement of each transaction, and in the case of the multiples of EBITDA and FFO, for both the remainder of the year in which the acquisition took place and through the remainder of the next succeeding year. This information is summarized in the table below:"

II.    The last paragraph on page 23 of the proxy statement in the section entitled "Opinion of Our Financial Advisor as to the Merger Consideration" is supplemented with additional information reflected in the revised and restated version of that paragraph set forth below:

        "Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between our businesses, operations and prospects and those of the comparable acquired companies, UBS believed that it was appropriate to analyze a range of metrics, including the capitalization rate, the enterprise value multiples and the FFO multiples. UBS believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, UBS also made qualitative judgments concerning differences between the characteristics of these transactions and the proposed merger that would affect our acquisition values and those of such acquired companies."

III.    The section of the proxy statement entitled "Opinion of Our Financial Advisor as to the Merger Consideration" is supplemented to add the following disclosure:

        "UBS did not perform a liquidation analysis because it did not deem such an analysis to be necessary for the purpose of rendering its opinion as to the fairness from a financial point of view of the merger consideration."

Description of the Put Transaction

I.    The second full paragraph on page 25 of the proxy statement in the section entitled "Description of the Put Transaction" is supplemented with additional information reflected in the revised and restated version of that paragraph set forth below:

        "As a condition to the completion of the merger, PL Retail required that The Price Group enter into the put agreement. On September 28, 2004, The Price Group entered into the put agreement, satisfying this condition. Under the put agreement, PL Retail has the right in its discretion to cause the sale of a 100% ownership interest in two newly formed Price Legacy subsidiaries to The Price Group concurrently with the closing of the merger by delivering notice to The Price Group no earlier than September 12, 2004 and no later than September 30, 2004. On September 28, 2004, PL Retail exercised its right to cause The Price Group to purchase all right, title and interest in and to the two newly formed Price Legacy subsidiaries which will own, as of the closing of the merger, certain non-core properties and other Price Legacy assets consisting of: (a) Newport on the Levee, a large retail/entertainment project located in northern Kentucky, (b) bonds secured by the land and parking garage at Newport on the Levee (Newport Bonds), (c) two notes receivable secured by land in Scottsdale, Arizona and membership interests in an NHL Hockey team (Los Arcos/Hockey Notes), (d) a 121-room hotel near the Grand Canyon in Arizona (Grand Hotel), (e) an office building in Sacramento, California (Sacramento/Bradshaw), (f) an office building in Scottsdale, Arizona (Scottsdale City Center), (g) two land parcels located in Anaheim, California and Farmington, Utah and (h) a shopping center located in Orlando, Florida (Millenia I). The put agreement provides that in the event that any of these properties or other assets are sold prior to the closing of the merger, The Price Group will be entitled to receive the net proceeds from any such sale. On August 9, 2004, Price Legacy received $30.3 million for repayment of the Los Arcos/Hockey Notes. On October 22, 2004, Price Legacy sold the Grand Hotel for $9.5 million. For additional information about these transactions, please review Note 5, Note 6 and Note 9 to the Consolidated Financial Statements contained in Price Legacy's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 enclosed with this proxy statement. The proceeds from the repayment of the Los Arcos/Hockey Notes, net of the $29 million used to purchase Newport bonds, and the sale of the Grand Hotel will be included in the assets to be purchased under the put agreement."

II.    The section of the proxy statement entitled "Description of the Put Transaction" is supplemented to add the following disclosure:

        "Subsequent to PL Retail's exercise of its put right under the put agreement, PL Retail expressed an interest in acquiring Millenia I. The Price Group declined PL Retail's offer because PL Retail was attempting to acquire one of the more attractive put properties and leaving the less attractive put properties and assets with The Price Group, thereby leaving The Price Group with more financial risk than it had bargained for when it entered into the put agreement."

Financial Projections

        The proxy statement is supplemented to add the following disclosure concerning selected financial projections and materials prepared by Price Legacy management:

        In January 2004, Price Legacy management prepared a 2004 operating budget, which was reviewed by our board of directors. The purpose of this budget was to prepare a monthly variance analysis in connection with the reporting of actual financial results. This budget is supplemented by a cash forecast which is prepared on a regular basis to account for events not contemplated in the budget. In addition, from time to time Price Legacy management re-projects operating results for the current year plus two calendar years beyond the current year. In connection with UBS' preparation of its fairness opinion as described in the proxy statement under "Proposal 1—Approval and Adoption of the Merger Agreement and Approval of the Merger—Opinion of Our Financial Advisor as to the Merger Consideration," Price Legacy provided UBS with our internal cash forecast and our financial projections for the calendar years ending 2004 through 2006 which included the put properties to be purchased by The Price Group pursuant to the put transaction.

        Price Legacy also provided UBS with separate financial projections with respect to the following put properties: Newport on the Levee, Sacramento/Bradshaw, Scottsdale City Center, Millenia I and the Grand Hotel, a summary of which is set forth below. With respect to the land parcel located in Anaheim, Price Legacy provided UBS with an existing appraisal, maps and entitlement information. With respect to the land parcel located in Farmington, Price Legacy provided UBS with an existing contract to sell this land and entitlement information. With respect to the Los Arcos/Hockey Notes, Price Legacy provided UBS with three broker opinions of value of the Los Arcos collateral.

        We do not as a matter of policy make public forecasts or projections of future performance or earnings. However, Price Legacy management prepared the aforementioned financial projections, a summary of which is set forth below, in good faith and in the ordinary course of our business for use by us in our business. The accompanying prospective financial projections were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Our certified public accountants have not examined or compiled these financial projections or expressed any conclusion or provided any form of assurance with respect to the projections and, accordingly, assume no responsibility for them. They are included below solely for the purpose of giving our stockholders access to the same non-public information that was provided to our board of directors and to UBS.

        These financial projections are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. The accompanying financial projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the financial projections are based upon a variety of estimates and hypothetical assumptions made by Price Legacy management with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, operating and other revenues and expenses, capital expenditures and working capital and other matters. None of the assumptions may be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the financial projections will prove accurate, and actual results may materially differ. In addition, the accompanying financial projections do not take into account any of the transactions contemplated by the merger agreement, which may also cause actual results to materially differ. We caution you not to place undue reliance on this information.

        For these reasons, as well as the bases and assumptions on which the accompanying financial projections were compiled, the inclusion of these projections in this proxy statement supplement should not be regarded as an indication that these projections will be an accurate prediction of future events, and they should not be relied on as such. No one has made, or makes, any representation to any stockholder regarding the information contained in the accompanying projections and the inclusion of this information should not be regarded as an indication that Price Legacy, our board of directors, our management, UBS or anyone else who received this information considered, or now considers, it to be a reliable prediction of future events, and this information should not be relied on as such. Except as required by applicable securities laws, we do not intend to update or otherwise revise these projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

FINANCIAL PROJECTIONS SUMMARY (1)

	Calendar Year
	2004	2005	2006
	(in millions)
Net Operating Income	$90.2	$97.5	$99.7
EBITDA (2)	84.5	91.6	93.5
FFO (3)	47.4	53.5	—

(1)
Includes all Price Legacy owned properties, including the put properties to be purchased under the put transaction.

(2)
We define EBITDA as net income before income tax expense, interest expense (income), depreciation and amortization. We provided projections of EBITDA because we believe that EBITDA provides useful information regarding projected operating performance and our ability to service and incur debt.

(3)
We define FFO as net income, excluding gains (or losses) from sales of property, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures and adjusted for preferred dividends. We provided projections of FFO because we believe that FFO provides an additional indicator of the financial performance of a REIT and more appropriately measures our core operations and provides benchmarks to our peer group.

FINANCIAL PROJECTIONS SUMMARY FOR INCOME PRODUCING PUT PROPERTIES (1)

	Calendar Year
	2004	2005	2006
	(in millions)
Net Operating Income	$9.8	$11.1	$11.6

(1)
Includes only Newport on the Levee, Sacramento/Bradshaw, Scottsdale City Center, Millenia I and the Grand Hotel. Excludes interest payments on $28.5 million loan on Newport on the Levee, and interest payments on $22.1 million loan on Millenia I. Excludes the carry costs on the land parcels located in Farmington, Utah and Anaheim, California.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        Certain statements and information included in this proxy statement supplement, including under the heading "Additional Information Regarding the Put Properties" and "Financial Projections," constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform

Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Price Legacy to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained on page 8 of the proxy statement under the heading "Cautionary Statement Regarding Forward-Looking Statements" and in Price Legacy's annual, quarterly and special reports, proxy statements and other information filed with the SEC, particularly Price Legacy's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, copies of which were enclosed with the proxy statement and are available from Price Legacy without charge or online at www.PriceLegacy.com. You may also read and copy any reports, statements or other information that Price Legacy files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

ADDITIONAL INFORMATION

        You should rely only on the information contained in this proxy statement supplement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement supplement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement supplement does not extend to you. This proxy statement supplement is dated December 10, 2004. You should not assume that the information contained in this proxy statement supplement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this proxy statement supplement to our stockholders does not create any implication to the contrary.

PRICE LEGACY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

        Whether or not you plan to attend the annual meeting, we urge you to please complete, sign and return your proxy in the return envelope enclosed with the proxy statement as soon as possible so that your vote will be recorded. Even if you return your proxy card, you may still attend the annual meeting and vote your Price Legacy common stock or Series A preferred stock in person. Your proxy may be revoked at any time before it is voted by submitting a written revocation or an executed proxy bearing a later date to our corporate secretary, or by attending and voting in person at the annual meeting. For stock held in "street name," you may revoke or change your vote by submitting instructions to your broker or nominee.

        You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of your stock certificates will be mailed to our common and Series A preferred stockholders as soon as practicable after the completion of the merger.

                      By Order of the Board of Directors,

                      Jack McGrory
                      Chairman of the Board and Chief Executive Officer

San Diego, California
December 10, 2004

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PRICE LEGACY CORPORATION 17140 BERNARDO CENTER DRIVE, SUITE 300 SAN DIEGO, CALIFORNIA 92128 PROXY STATEMENT SUPPLEMENT
SUPPLEMENTAL INFORMATION
FINANCIAL PROJECTIONS SUMMARY (1)
FINANCIAL PROJECTIONS SUMMARY FOR INCOME PRODUCING PUT PROPERTIES (1)
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
ADDITIONAL INFORMATION